Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING COMMENTS ON DECISION IN Z CAPITAL LAWSUIT

Las Vegas, NV - May 7, 2013 - Affinity Gaming (“Affinity” or the “Company) today announced that it had received a decision in the case filed against the Company and its Board of Directors by Z Capital Partners L.L.C. (“Z Capital”) in the District Court, Clark County, Nevada, on Z Capital's motion for preliminary injunction. While the Company was pleased that the Court denied most of Z Capital's claims relating to the Company's conversion from an LLC to a corporation, the Company and its Board of Directors are disappointed that the Court granted Z Capital's request to preliminarily enjoin the Company's shareholder rights plan. The Company and its Board of Directors continue to believe that the shareholder rights plan is in the best interests of the Company's stockholders, and intend to pursue all available legal options to continue to protect their stockholders.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company's casino operations consist of 12 casinos in four states, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Affinity Gaming
David D. Ross, Chief Executive Officer
(702) 341-2410

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